EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”), dated as of the 12th day of October, 2005, is made and entered into by and among a21, Inc., a Texas corporation (“a21”), Clonure Limited an Isle of Mann corporation, Louis Anthony Lockley Ingram and David Jeffrey, (collectively the “Shareholders”).

WHEREAS, the Shareholders are the holders of Fourteen Thousand Four Hundred Eighty (14,480) shares of Preferred Stock par value $0.001 per share of a21 which shares of Preferred Stock were issued to the Shareholders on October 12, 2005 (the “Original Issue Date”) pursuant to the terms of that certain Share Purchase Agreement by and among the Shareholders and the other parties thereto dated as of October 12, 2005 (the “Purchase Agreement”); and

WHEREAS, the Preferred Stock has a face value of $100 per share; and

WHEREAS, a21 is authorized to issue one hundred million (100,000,000) shares of Common Stock par value $0.001 per share (“a21 Common Stock”); and

WHEREAS, pursuant to the terms of the Purchase Agreement, the Shareholders are entitled to exchange their shares of Preferred Stock for shares of a21 Common Stock.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and in the Purchase Agreement, and for other good and valuable consideration, and sufficiency of which are hereby acknowledged and intending to be legally bound hereby the parties agree as follows:

1.  Exchange Rights at Option of the Holder. At any time, each share of Preferred Stock shall be exchangeable, at the option of the holder thereof, and without the payment of additional consideration by the holder thereof, for such number of shares of fully paid, non-assessable shares of a21 Common Stock at a rate equal to the face value of a share of Preferred Stock divided by the Average Price, as hereinafter defined, of a21 Common Stock, but no less than fifty cents ($0.50) per share of a21 Common Stock (“Minimum Exchange Price”). The rate at which shares of Preferred Stock may be exchanged for shares of a21 Common Stock, shall be subject to adjustment as provided below. “Average Price”shall mean the average of the Closing Price of the Common Stock for the 20 Trading Day period ending one Trading Day prior to the date notice of the exchange is sent by a Shareholder to a21; "Closing Price" shall mean the closing price of the a21 Common Stock on the principal national securities exchange (which for purposes of this definition shall include the Nasdaq Stock Market, Inc. and the OTC Bulletin Board) on which the shares of a21 Common Stock are then traded, or if the shares of a21 Common Stock are not traded on a principal national securities exchange, the mean of the bid and asked prices of a share of a21 Common Stock in the over-the-counter market; and "Trading Day" shall mean any day on which the shares of Common Stock are traded on their principal trading market. Therefore, if the Minimum Exchange Price was $.50 per share, each share of Series A Preferred Stock shall, as of the date hereof, be exchangeable into 200 shares of a21 Common Stock.

2.  Exchange/Redemption Rights at Option of a21.

(a)  At any time, the then outstanding shares of Preferred Stock shall be exchangeable, at the option of a21, and without the payment of additional consideration by the holder thereof, for such number of fully paid non-assessable shares of a21 Common Stock at a rate equal to ninety percent (90%) of the Average Price at the time of notice by a21 to the Shareholders but at a rate no greater than one dollar ($1.00) per share of a21 Common Stock (“Maximum Exchange Price”).

(b)  In addition, at any time prior to exchange of the Preferred Shares into a21 Common Stock, the then outstanding shares of Preferred Stock shall be redeemable, at the option of a21, in exchange for an amount in cash equal to US $1,448,000 plus five percent (5%) per annum, compounded annually, computed from the Original Issue Date through and including the date the shares are redeemed.

3.  Fractional Shares. No fractional shares of a21 Common Stock shall be issued upon exchange of the shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, a21 shall pay cash equal to such fraction multiplied by the then effective Closing Price of a share of a21 Common Stock.

4.  Mechanics of an Exchange/Redemption.

(a)  In case of an exchange pursuant to Section 1, in order for a holder of shares of Preferred Stock to exchange shares of Preferred Stock for shares of a21 Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock at the principal office of a21, together with written notice (the “Exchange Notice”) to a21 that such holder elects to exchange all or any number of the shares of Preferred Stock represented by such certificate or certificates. The Exchange Notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of a21 Common Stock to be issued. If required by a21, certificates surrendered for exchange shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to a21, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The date of receipt of such certificates and the Exchange Notice by a21 shall be the exchange date (the "Exchange Date"). a21 shall, as soon as practicable after the Exchange Date, deliver at such office to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of shares of a21 Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. On and after the Exchange Date, such holder or such holder’s nominees shall be deemed to be the record owner of such shares of a21 Common Stock and have all the rights appertaining thereto.

(b)  In case of an exchange pursuant to Section 2(a), in order for a21 to cause the holders of shares of Preferred Stock to exchange their shares of Preferred Stock for shares of a21 Common Stock, a21 shall deliver to each holder of shares of Preferred Stock a written notice (the “Company Notice”) that a21 has elected to require such holder to exchange outstanding shares of Preferred Stock into shares of a21 Common Stock, together with its calculation of the number of shares of a21 Common Stock that such holder is entitled to receive upon surrender of such holder’s shares of Preferred Stock. In order to receive certificates representing shares of a21 Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock at the principal office of a21, together with the name, if any, of any person other than the holder in which such holder wishes the certificate or certificates for shares of a21 Common Stock to be issued. If required by a21, certificates surrendered for exchange shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to a21, duly executed by the registered holder or such holder’s attorney duly authorized in writing. For purposes of Section 2, the Exchange Date shall be the date of receipt by the holders of the shares of Preferred Stock of the Company Notice. a21 shall, as soon as practicable after the Exchange Date, deliver at such office to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of shares of a21 Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. On and after the Exchange Date, such holder or such holder’s nominees shall be deemed to be the record owner of such shares of a21 Common Stock and have all the rights appertaining thereto.

(c)  In case of a redemption pursuant to Section 2(b), in order for a21 to cause the holders of shares of Preferred Stock to surrender their shares of Preferred Stock for cash, a21 shall deliver to each holder of shares of Preferred Stock a written notice (the “Redemption Notice”) that a21 has elected to require such holder to surrender outstanding shares of Preferred Stock into cash, together with its calculation of the amount of cash (the “Price”) that such holder is entitled to receive upon surrender of such holder’s shares of Preferred Stock. In order to receive the Price, such holder shall surrender the certificate or certificates for such shares of Preferred stock at the principal office of a21. If required by a21, certificates surrendered shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to a21, duly executed by the registered holder or such holder’s attorney duly authorized in writing. a21 shall, as soon as practicable after receipt of the certificates for Preferred Stock, deliver to such holder of Preferred Stock a certified or bank check for the Price for such shares.

(d)  All shares of Preferred Stock which shall have been surrendered or deemed to have been surrendered for exchange or redemption as herein provided shall be cancelled by a21 and shall no longer be deemed to be outstanding. All rights with respect to such cancelled shares, including the right, if any, to receive notices and to vote, shall immediately cease and terminate on the Exchange Date, except only the right of the holders thereof to receive certificates representing shares of a21 Common Stock and cash in lieu of fractional shares in exchange therefor or the Price in cash as the case may be.

5.  Reservation of Shares. a21 shall at all times when shares of Preferred Stock shall be outstanding, reserve for the purpose of effecting the exchange of the shares of Preferred Stock, such number of its shares of a21 Common Stock as shall from time to time be sufficient to effect the exchange of all outstanding shares of Preferred Stock.

6.  Adjustments to Exchange Price.

(a)  Adjustment for Stock Splits and Combinations. If a21 shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding shares of a21 Common Stock, the Minimum Exchange Price and Maximum Exchange Price then in effect immediately before that subdivision shall be proportionately decreased. If a21 shall at any time or from time to time after the Original Issue Date combine the outstanding shares of a21 Common Stock, the Minimum Exchange Price and the Maximum Exchange Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)  Adjustment for Certain Dividends and Distributions. In the event a21 at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of shares of a21 Common Stock entitled to receive, a dividend or other distribution payable in additional shares of a21 Common Stock, then and in each such event the Minimum Exchange Price and Maximum Exchange Price shall be decreased as of the time of such insurance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Minimum Exchange Price and Maximum Exchange Price by a fraction:

(x) the numerator of which shall be the total number of shares of a21 Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(y) the denominator of which shall be the total number of shares of a21 Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of a21 Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Minimum Exchange Price and Maximum Exchange Price for shall be recomputed accordingly as of the close of business on such record date and thereafter the Minimum Exchange Price and Maximum Exchange Price shall be adjusted pursuant to this Section 6(b) as of the time of actual payment of such dividends or distributions.

(c)  Adjustments for Stock Splits, Reverse Stock Splits, Other Dividends and Distributions. In the event a21 at any time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of a21 Common Stock entitled to receive, a dividend or other distribution payable in securities of a21 other than shares of a21 Common Stock, or shall subdivide its outstanding a21 Common Stock or combine its outstanding a21 Common Stock into a smaller number of shares of a21 Common Stock, then and in each such event a21 shall make provision so that the holders of the shares of Preferred Stock shall receive upon exchange thereof in addition to the number of shares of a21 Common Stock receivable thereupon, the amount of securities of a21 that they would have received had the shares of Preferred Stock been exchanged for shares of a21 Common Stock immediately prior to the date of such event and had they thereafter, during the period from the date of such event to and including the Exchange Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 6(c) with respect to the rights of the holders of shares of Preferred Stock.

(d)  Adjustment for Reclassification, Exchange or Substitution. If the shares of a21 Common Stock issuable upon the exchange of the shares of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets or capital stock provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to exchange such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of a21 Common Stock for which such shares of Preferred Stock might have been exchanged immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(e)  Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of a21 with or into another corporation or the sale of all or substantially all of the assets of a21 to another corporation, each share of Preferred Stock shall be exchangeable (or shall be exchanged for a security which shall be exchangeable) for the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of a21 Common Stock deliverable upon exchange of such shares of Preferred Stock would have been entitled upon such consolidation, merger or sale.

(f)  No Impairment. Without limiting the foregoing, a21 shall use its best efforts to carry out all the provisions of this Section 6 and to take all such action as may be necessary or appropriate in order to protect against impairment the rights of the holders of shares of Preferred Stock to exchange their shares in accordance herewith.

7.  Other Notices. In case at any time:

(a)  a21 shall declare any dividend upon a21 Common Stock payable in cash or stock or make any other distribution to the holders of a21 Common Stock;

(b)  a21 shall offer for subscription pro rata to the holders of a21 Common Stock any additional shares of stock of any class or other rights;

(c)  there shall be any capital reorganization or reclassification of the capital stock of a21, or a consolidation or merger of a21 with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets or a sale of 50% or more of the issued and outstanding a21 Common Stock; or

(d)  there shall be a voluntary or involuntary dissolution, liquidation or winding up of a21;

then, in any one or more of said cases, a21 shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of a21, (a) at least 20 days’ prior written notice of the date on which the books of a21 shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of a21 Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of a21 Common Stock shall be entitled to exchange their a21 Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

8.  Amendments. This Agreement shall not be modified, amended or terminated without the written consent of all of the parties hereto.

9.  Further Assurances. Each of the parties hereto shall use its commercially reasonable efforts to do all things necessary and advisable to make effective the transaction contemplated hereby and shall cooperate and take such action as may be reasonably requested by the other party in order in carry out fully the provisions and purposes of this Agreement and the transactions contemplated thereby.

10.  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile) each of which shall be deemed to be an original, or which together shall constitute one in the same instrument.

11.  Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Each party agrees that it will bring any action or proceeding in respect to any claim arising out of or related to this Agreement or the transaction whether in tort or contract or at law and equity, exclusively in the U.S. District Court for the Southern District of New York (the “Chosen Courts”). In connection with such claims arising out of or related to this Agreement or the transaction, each party irrevocably submits to the exclusive jurisdiction of the Chosen Courts, waives any objection to laying venue in any such action or proceeding in the Chosen Courts, waives any objection that the Chosen Courts are on inconvenient forum or do not have jurisdiction over any of the parties, agrees that service of process in person or by certified or registered mail to its address will constitute valid in person or service upon such party and its successors and assigns in any action or proceeding with respect to any matter as to which it has submitted to jurisdiction hereunder.

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IN WITNESS WHEREOF, this Exchange Agreement has been executed as of the day and year first above written.

a21, Inc. /s/ Albert Pleus, as attorney By: Title: CLONURE LIMITED /s/ By: Title: /s/ Louis Anthony Lockley Ingram Louis Anthony Lockley Ingram /s/ David Jeffrey David Jeffrey